Exhibit 99.1

e.l.f. Beauty Announces Second Quarter and First Half 2018 Results
– Delivers 6% net sales growth over Q2 2017 –
– Revises 2018 outlook –

OAKLAND, California; August 8, 2018 — e.l.f. Beauty (NYSE: ELF) today announced results for the three- and six-month periods ended June 30, 2018.
“Our second quarter saw healthy sales growth, operating profit and cash flows. This was on top of 27% net sales growth in the prior year period,” stated Tarang Amin, Chairman and Chief Executive Officer. “We are working to improve trends at select national retailer partners and are confident in our long-term potential. Our brand continues to resonate with consumers, as demonstrated by our expansion within leading retailers. We believe there is significant whitespace for the e.l.f. brand and seek to deliver shareholder value through the capabilities of our broader platform.”
Three months ended June 30, 2018 results
Net sales increased 6%, or $3.2 million from the second quarter of 2017, to $59.1 million, primarily driven by growth in leading national retailers, largely attributable to new customer expansion and additional retailer store locations. Gross margin decreased from 64% to 62% in the second quarter of 2018, primarily as a result of unfavorable movements in foreign exchange rates, partially offset by margin accretive innovation.
Selling, general and administrative expenses (“SG&A”) were $33.8 million, or 57% of net sales, compared to $32.7 million, or 59% of net sales in the second quarter of 2017. SG&A includes $4.9 million of expenses that are non-cash or that management does not believe are reflective of the Company’s ongoing operations. Adjusted SG&A, excluding these expenses, was $28.9 million, or 49% of net sales, compared to $29.1 million, or 52% of net sales in the same period in fiscal 2017.
The provision for income taxes was $0.1 million in the second quarter of 2018, as compared to a tax benefit of $3.4 million in the second quarter of 2017. The change was primarily driven by excess tax benefits from stock option exercises and vesting of restricted stock, which decreased to $0.3 million in the second quarter of 2018 from $3.7 million in the second quarter of 2017. The increase in income tax expense was partially offset by a reduction in our U.S. federal statutory rate from 35% to 21% as a result of the tax reform laws effective as of the beginning of 2018.
On a GAAP basis, net income was $1.2 million, or $0.03 per diluted share, based on a weighted-average share count of 49.4 million shares. This compares to net income of $4.0 million, or $0.08 per diluted share, based on a weighted-average share count of 49.5 million shares in the second quarter of 2017.
Adjusted EBITDA (EBITDA excluding the items identified in the reconciliation table below) increased 29% to $13.0 million from $10.0 million in the second quarter of 2017.
Adjusted net income (net income excluding the items identified in the reconciliation table below) decreased to $6.5 million, or $0.13 per diluted share, based on a weighted-average diluted share count of 49.4 million in the second quarter of 2018. This compares to adjusted net income of $7.3 million, or $0.15 per diluted share, based on a weighted-average diluted share count of 49.5 million in the same quarter of 2017. Beginning in the first quarter of 2018, the Company excluded the impact of amortization of acquired intangible assets, net of the related tax effect, from both current and prior period adjusted net income.

Six months ended June 30, 2018 results
Net sales increased 7%, or $8.5 million from the first half of 2017, to $125.0 million, primarily driven by growth in leading national retailers, largely attributable to new customer expansion, the benefit of shelf space acquired in 2017, and additional retailer store locations. Gross margin decreased from 64% to 61% in the first half of 2018, primarily as a result of unfavorable movements in foreign exchange rates, customer mix and freight, partially offset by margin accretive innovation.
SG&A were $70.0 million, or 56% of net sales, compared to $65.7 million, or 56% of net sales in the first half of 2017. SG&A includes $9.4 million of expenses that are non-cash or that management does not believe are reflective of the Company’s ongoing operations. Adjusted SG&A, excluding these expenses, was $60.6 million, or 48% of net sales, compared to $58.5 million, or 50% of net sales in the same period in fiscal 2017.
The provision for income taxes was $0.6 million in the first half of 2018, as compared to a tax benefit of $3.3 million in the first half of 2017. The change was primarily driven by excess tax benefits from stock option exercises and vesting of restricted stock, which decreased to $0.2 million during the first half of 2018 from $4.4 million in the first half of 2017. The increase in income tax expense was partially offset by a reduction in our U.S. federal statutory rate from 35% to 21% as a result of the tax reform laws effective as of the beginning of 2018.
On a GAAP basis, net income was $1.9 million, or $0.04 per diluted share, based on a weighted-average share count of 49.4 million shares. This compares to net income of $6.1 million, or $0.12 per diluted share, based on a weighted-average share count of 49.5 million shares in the first half of 2017.
Adjusted EBITDA increased 15% to $24.9 million from $21.7 million in the first half of 2017.
Adjusted net income decreased to $11.9 million, or $0.24 per diluted share, based on a weighted-average diluted share count of 49.4 million in the first half of 2018. This compares to adjusted net income of $12.8 million, or $0.26 per diluted share, based on a weighted-average diluted share count of 49.5 million in the first half of 2017. Beginning in the first quarter of 2018, the Company excluded the impact of amortization of acquired intangible assets, net of the related tax effect, from both current and prior period adjusted net income.
CEO stock purchase
Today Tarang Amin, Chairman and Chief Executive Officer, announced that he intends to purchase up to $500,000 of the Company's common stock. The timing and amount of any purchases by Mr. Amin will be determined based on market conditions, share price and other factors. Mr. Amin is not required to purchase any specific number of shares of the Company's common stock, and he may modify, suspend or terminate his purchases at any time without notice.
Balance sheet
At June 30, 2018, the Company had $17.4 million in cash, as compared to $3.4 million as of June 30, 2017. Inventory at June 30, 2018 totaled $59.9 million, compared to $72.3 million on June 30, 2017. At June 30, 2018, long-term debt totaled $143.7 million, as compared to $152.2 million as of June 30, 2017.
Company outlook
Accounting for current trends within select national retailer partners, the Company is revising its outlook for 2018.

	New Fiscal 2018 Outlook	Original Fiscal 2018 Outlook	Fiscal 2017 Actual
Net sales growth	Low single digits	6-8%	18%
Adjusted EBITDA	$58-62 million	$65-66.5 million	$62 million
Adjusted net income	$28-31 million	$30-31 million	$32 million	(a)
Adjusted diluted EPS	$0.56-0.61	$0.59-0.61	$0.64	(a)
Fully diluted shares outstanding	50.4 million	51.4 million	49.4 million

(a) The Company's 2018 adjusted net income and adjusted diluted EPS guidance excludes amortization of acquired intangible assets. The Company began excluding these items from its adjusted net income and adjusted diluted EPS metrics beginning with the first quarter of fiscal 2018. Fiscal 2017 adjusted net income includes $4.4 million in amortization of acquired intangible assets (net of the related tax effect).

Second quarter 2018 conference call
The Company will hold a conference call today, August 8, 2018, at 4:30 p.m. ET to discuss the Company’s second quarter 2018 results. Investors and analysts interested in participating in the call are invited to dial approximately ten minutes prior to the start of the call. The U.S. toll free dial-in for the conference call is (877) 407-3982 and the international dial-in number is (201) 493-6780. The conference call will also be webcast live at: http://investor.elfcosmetics.com/news-and-events/events and remain available for 90 days. A telephone replay of this call will be available at 7:30 p.m. ET on August 8, 2018, until 11:59 p.m. ET on August 15, 2018, and can be accessed by dialing the U.S. toll free dial-in, (844) 512-2921 or the international dial-in, (412) 317-6671, and entering replay pin number 13681796.
About e.l.f. Beauty
e.l.f. makes luxurious beauty accessible for all. Established in 2004 as an e-commerce business (www.elfcosmetics.com), e.l.f. has become a true multi-channel brand through its e.l.f. stores and national distribution at Target, Walmart, Ulta Beauty and other leading retailers. By engaging young, diverse beauty enthusiasts with high-quality, prestige-inspired cosmetic and skin care products at extraordinary value, e.l.f. has become one of the fastest growing beauty companies in the United States.
For more information about e.l.f. Beauty, visit the Company’s website at http://www.elfcosmetics.com.
Note regarding non-GAAP financial measures
This press release includes references to non-GAAP measures, including adjusted SG&A, adjusted gross profit, EBITDA, adjusted EBITDA, adjusted net income and adjusted diluted EPS. The Company presents these non-GAAP measures because its management uses them as supplemental measures in assessing its operating performance, and believes they are helpful to investors, securities analysts and other interested parties in evaluating the Company’s performance. The non-GAAP measures included in this press release are not measurements of financial performance under GAAP and they should not be considered as alternatives to measures of performance derived in accordance with GAAP. In addition, these non-GAAP measures should not be construed as an inference that the Company’s future results will be unaffected by unusual or non-recurring items. These non-GAAP measures have limitations as analytical tools, and you should not consider such measures either in isolation or as substitutes for analyzing the Company’s results as reported under GAAP. The Company’s definitions and calculations of these non-GAAP measures are not necessarily comparable to other similarly titled measures used by other companies due to different methods of calculation. Adjusted gross profit excludes costs related to a fixturing and packaging transformation initiative. Adjusted EBITDA excludes costs related to “restructuring” of operations, stock-based compensation, retail store pre-opening costs and other non-cash and non-recurring costs. Adjusted net income excludes costs related to “restructuring” of operations, stock-based compensation, retail store pre-opening costs, other non-cash and non-recurring costs, amortization of acquired intangible assets and the tax impact of the foregoing adjustments. With respect to the Company’s expectations under “Company Outlook” above, the Company is not able to provide a quantitative reconciliation of the adjusted EBITDA, adjusted net income, and adjusted diluted EPS guidance non-GAAP measures to the corresponding net income and diluted EPS GAAP measures without unreasonable efforts. The Company cannot provide meaningful estimates of the non-recurring charges and credits excluded from these non-GAAP measures due to the forward-looking nature of these estimates and their inherent variability and uncertainty. For the same reasons, the Company is unable to address the probable significance of the unavailable information.
Forward-looking statements
This press release contains forward-looking statements within the meaning of the federal securities laws, including those statements relating to, the Company’s outlook for 2018 under “Company Outlook” above and those statements relating to among other things: the Company’s ability to improve trends at select national retail partners; the Company’s confidence in its long-term potential; the Company’s belief regarding the whitespace for the e.l.f. brand; the Company's ability to deliver shareholder value through the capabilities of its broader platform; and Mr. Amin's announcement of his intention to purchase the Company's common stock. These forward-looking statements are based on management's current expectations, estimates, forecasts, projections, beliefs and assumptions and are not guarantees of future performance. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, actual results and the timing of selected events may differ materially from those expectations. Factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the risks and uncertainties that are described in the Company's most recent Annual Report on Form 10-K, as updated from time to time in the Company's SEC filings, as well as the Company’s ability to grow net sales and adjusted EBITDA as anticipated; the Company’s ability to effectively compete with other beauty companies; the Company’s ability to successfully introduce new products; the Company’s ability to attract new retail customers and/or expand business with its existing retail customers; the Company’s ability to optimize shelf space at its key retail customers; the loss of any of the Company’s key retail customers or if the general business performance of its key retail customers declines; and the Company’s ability to effectively manage its SG&A and other company expenses. Potential investors are urged to consider these factors carefully in evaluating the forward-looking statements. These forward-looking statements speak only as of the date hereof. Except as required by law, the Company assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of operations and comprehensive income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017

Net sales	$59,055	$55,856	$124,975	$116,430
Cost of sales	22,410	19,966	48,122	42,311
Gross profit	36,645	35,890	76,853	74,119
Selling, general and administrative expenses	33,791	32,705	70,025	65,710
Operating income	2,854	3,185	6,828	8,409
Other income (expense), net	509	(244)	(379)	(1,044)
Interest expense, net	(1,989)	(2,387)	(3,952)	(4,543)
Income before provision for income taxes	1,374	554	2,497	2,822
Income tax benefit (provision)	(126)	3,416	(559)	3,308
Net income	$1,248	$3,970	$1,938	$6,130
Comprehensive income	$1,248	$3,970	$1,938	$6,130
Net income per share:
Basic	$0.03	$0.09	$0.04	$0.14
Diluted	$0.03	$0.08	$0.04	$0.12
Weighted average shares outstanding:
Basic	46,625,915	45,465,723	46,531,264	44,786,305
Diluted	49,425,927	49,509,940	49,364,875	49,524,447

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated balance sheets
(unaudited)
(in thousands, except share and per share data)

	June 30, 2018	December 31, 2017	June 30, 2017
Assets
Current assets:
Cash	$17,445	$10,059	$3,354
Accounts receivable, net	27,639	44,634	26,143
Inventories	59,861	62,679	72,274
Prepaid expenses and other current assets	10,385	6,272	5,724
Total current assets	115,330	123,644	107,495
Property and equipment, net	18,813	18,037	16,080
Intangible assets, net	102,375	105,882	109,390
Goodwill	157,264	157,264	157,264
Investments	2,875	2,875	2,875
Other assets	9,655	9,542	2,720
Total assets	$406,312	$417,244	$395,824

Liabilities and stockholders' equity
Current liabilities:
Current portion of long-term debt and capital lease obligations	$8,660	$8,646	$22,765
Accounts payable	13,760	26,776	15,653
Accrued expenses and other current liabilities	9,815	15,939	12,053
Total current liabilities	32,235	51,361	50,471
Long-term debt and capital lease obligations	143,708	147,702	152,201
Deferred tax liabilities	22,732	21,341	31,740
Other long-term liabilities	3,123	2,977	3,259
Total liabilities	201,798	223,381	237,671

Commitments and contingencies

Stockholders' equity:
Common stock, par value of $0.01 per share; 250,000,000 shares authorized as of June 30, 2018, December 31, 2017 and June 30, 2017; 47,581,682, 46,617,830 and 46,082,501 shares issued and outstanding as of June 30, 2018, December 31, 2017 and June 30, 2017, respectively	467	463	458
Additional paid-in capital	729,135	720,372	712,012
Accumulated deficit	(525,088)	(526,972)	(554,317)
Total stockholders' equity	204,514	193,863	158,153
Total liabilities and stockholders' equity	$406,312	$417,244	$395,824

e.l.f. Beauty, Inc. and subsidiaries
Condensed consolidated statements of cash flows
(unaudited)
(in thousands)

	Six months ended June 30,
	2018	2017
Cash flows from operating activities:
Net income	$1,938	$6,130
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	8,712	7,147
Stock-based compensation expense	8,271	5,933
Amortization of debt issuance costs and discount on debt	398	403
Deferred income taxes	1,409	(2,682)
Other, net	175	364
Changes in operating assets and liabilities:
Accounts receivable	16,912	11,486
Inventories	2,818	(2,861)
Prepaid expenses and other assets	(5,464)	(3,507)
Accounts payable and accrued expenses	(18,942)	(40,328)
Other liabilities	144	52
Net cash provided by (used in) operating activities	16,371	(17,863)

Cash flows from investing activities:
Purchase of property and equipment	(5,162)	(2,149)
Investment in equity securities	—	(2,875)
Net cash used in investing activities	(5,162)	(5,024)

Cash flows from financing activities:
Proceeds from revolving line of credit	2,000	20,600
Repayment of revolving line of credit	(2,000)	(6,500)
Repayment of long term debt	(4,125)	(4,125)
Cash received from issuance of common stock	497	1,153
Other, net	(195)	(182)
Net cash provided by (used in) financing activities	(3,823)	10,946

Net increase (decrease) in cash	7,386	(11,941)
Cash - beginning of period	10,059	15,295
Cash - end of period	$17,445	$3,354

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP gross profit to non-GAAP adjusted gross profit
(unaudited)
(in thousands, except percentages)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Gross profit	$36,645	$35,890	$76,853	$74,119
Costs related to Project Unicorn (a)	305	—	305	—
Adjusted gross profit	$36,950	$35,890	$77,158	$74,119

Gross margin	62%	64%	61%	64%
Adjusted gross margin	63%	64%	62%	64%

(a) Represents costs associated with Project Unicorn, a fixturing and packaging transformation initiative.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted EBITDA
(unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$1,248	$3,970	$1,938	$6,130
Interest expense, net	1,989	2,387	3,952	4,543
Income tax (benefit) provision	126	(3,416)	559	(3,308)
Depreciation and amortization	4,424	3,488	8,712	7,147
EBITDA	$7,787	$6,429	$15,161	$14,512
Costs related to "restructuring" of operations (a)	—	—	—	6
Stock-based compensation	4,631	3,529	8,271	5,933
Pre-opening costs (b)	7	29	42	70
Other non-cash and non-recurring costs (c)	540	35	1,434	1,152
Adjusted EBITDA	$12,965	$10,022	$24,908	$21,673

(a) Represents costs associated with the restructuring of the Company’s operations, including the transition of the Company’s New Jersey warehouse and distribution center in 2016.
(b) Represents costs associated with e.l.f. stores incurred prior to the store opening, including legal-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(c) Represents various non-cash or non-recurring costs including costs related to secondary offering of common stock, costs related to certain transformational information technology projects, third-party costs related to M&A due diligence, and Project Unicorn.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP SG&A to non-GAAP adjusted SG&A
(unaudited)
(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Selling, general, and administrative expenses	$33,791	$32,705	$70,025	$65,710
Costs related to "restructuring" of operations (a)	—	—	—	(6)
Stock-based compensation	(4,631)	(3,529)	(8,271)	(5,933)
Pre-opening costs (b)	(7)	(29)	(42)	(70)
Other non-cash and non-recurring costs (c)	(235)	(35)	(1,129)	(1,152)
Adjusted selling, general, and administrative expenses	$28,918	$29,112	$60,583	$58,549

(a) Represents costs associated with the restructuring of the Company’s operations, including the transition of the Company’s New Jersey warehouse and distribution center in 2016.
(b) Represents costs associated with e.l.f. stores incurred prior to the store opening, including legal-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(c) Represents various non-cash or non-recurring costs including costs related to secondary offering of common stock, costs related to certain transformational information technology projects, and third-party costs related to M&A due diligence.

e.l.f. Beauty, Inc. and subsidiaries
Reconciliation of GAAP net income to non-GAAP adjusted net income
(unaudited)
(in thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2018	2017	2018	2017
Net income	$1,248	$3,970	$1,938	$6,130
Costs related to "restructuring" of operations (a)	—	—	—	6
Stock-based compensation	4,631	3,529	8,271	5,933
Pre-opening costs (b)	7	29	42	70
Other non-cash and non-recurring costs (c)	540	35	1,434	1,152
Amortization of acquired intangible assets (d)	1,754	1,754	3,508	3,613
Tax Impact (e)	(1,726)	(2,061)	(3,288)	(4,154)
Adjusted net income (f)	$6,454	$7,256	$11,905	$12,750

Weighted average number of shares outstanding - diluted	49,425,927	49,509,940	49,364,875	49,524,447
Adjusted diluted earnings per share	$0.13	$0.15	$0.24	$0.26

(a) Represents costs associated with the restructuring of the Company’s operations, including the transition of the Company’s New Jersey warehouse and distribution center in 2016.
(b) Represents costs associated with e.l.f. stores incurred prior to the store opening, including legal-related costs, rent and occupancy expenses, marketing and other store operating supply expenses.
(c) Represents various non-cash or non-recurring costs including costs related to a secondary offering of common stock, costs related to certain transformational information technology projects, third-party costs related to M&A due diligence, and Project Unicorn.
(d) Represents amortization expense of acquired intangible assets consisting of customer relationships and favorable leases.
(e) Represents the tax impact of the above adjustments.
(f) Adjusted net income for the three and six months ended June 30, 2017, as previously reported, was $6.2 million and
$10.5 million, respectively. The difference of approximately $1.1 million and $2.2 million relates to amortization of acquired intangible assets, net of tax. The Company's 2018 adjusted net income and adjusted diluted EPS guidance excludes amortization of acquired intangible assets. As such, prior year results have been adjusted to reflect a similar basis of presentation.

Investor Relations Contact:

Investors:
Allison Malkin, ICR, Inc.
(203) 682-8200

Media:
Alecia Pulman, ICR, Inc.
(203) 682-8200